News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Tampa, FL - February 5, 2024. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter Results
Net sales in the fourth quarter were $2,858 million compared to $3,012 million in the fourth quarter of 2022 reflecting higher beverage can volumes in Americas Beverage and favorable foreign currency translation of $42 million, offset by the pass through of $145 million in lower material costs and lower volumes across most other businesses.

Income from operations was $259 million in the fourth quarter compared to $229 million in the fourth quarter of 2022. Segment income in the fourth quarter of 2023 was $382 million compared to $292 million in the prior year fourth quarter reflecting higher beverage can volumes in Americas Beverage and the contractual recovery of prior years’ inflationary cost increases in European Beverage, both more than offsetting the under-absorption of fixed costs.

Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, "Fourth Quarter segment income improved by more than 30% over the prior year fueled by margin performance in the Americas Beverage business which benefited from 5% volume growth in North America and 2% growth in Brazil.

“Production schedules were further adjusted during the fourth quarter with significant working capital reduction achieved across the businesses. While fixed cost absorption was considerably lower during the fourth quarter, these efforts contributed to free cash flow well above prior expectations, despite a cash flow reduction of approximately $200 million in off-balance sheet financing arrangements.”

During the fourth quarter, the Company made the decision to cease operations at its Batesville, Mississippi beverage can plant and Decatur, Illinois aerosol can plant. Additionally, and as part of a manufacturing modernization program, the Company has ceased operations at its beverage can facilities in Ho Chi Minh City, Vietnam and Singapore with capacity relocated to the Company’s new high-speed plant in Vung Tau, Vietnam. These actions will improve operational efficiencies, utilization rates and fixed cost absorption.

Interest expense was $113 million in the fourth quarter of 2023 compared to $90 million in the fourth quarter of 2022 reflecting higher interest rates.

Net income attributable to Crown Holdings in the fourth quarter was $32 million compared to $89 million in the fourth quarter of 2022. Reported diluted earnings per share were $0.27 in the fourth quarter of 2023 compared to $0.74 in 2022. Adjusted diluted earnings per share were $1.24 compared to $1.17 in 2022, below our prior estimates owing principally to under-absorption of fixed costs and lower equity earnings.

Full Year Results
Net sales for 2023 were $12,010 million compared to $12,943 million in 2022, reflecting higher beverage can volumes in Americas Beverage and favorable foreign currency translation of $77 million, offset by the pass through of $720 million in lower material costs and lower overall net volumes.

Income from operations was $1,269 million in 2023, which included $114 million of restructuring charges, compared to $1,336 million in 2022, which included a net restructuring gain of $52 million. Segment income for the full year of 2023 was $1,546 million versus $1,443 million in the prior year period, reflecting the benefits from higher beverage can volumes in Americas Beverage, the contractual recovery of prior years’ inflationary cost increases in European Beverage and cost reduction initiatives in Transit Packaging, partially offset by lower overall net volumes across most other businesses and a $60 million year over year inventory impact of steel repricing in the Other segment.

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Mr. Donahue further commented, “The Company achieved record adjusted EBITDA with an 8% improvement over the prior year, despite challenging macroeconomic conditions in most markets. Operating performance remained strong in 2023, driven by solid results in our three largest businesses: Americas Beverage, European Beverage and Transit Packaging. Both Americas Beverage and Transit Packaging achieved record levels of income in 2023, with each gaining 18% versus prior year. European Beverage significantly improved income performance, despite volume softness, primarily through more comprehensive raw material and other inflationary pass-through provisions within contracts. Beverage can volumes in North America advanced 6% during the year with Brazil up 4% while shipments in both Europe and Asia-Pacific continued to be soft reflecting weak consumer demand.

Interest expense was $436 million for the full year of 2023 compared to $284 million in 2022, primarily due to higher interest rates.

Net income attributable to Crown Holdings in 2023 was $450 million compared to $727 million in 2022. Reported diluted earnings per share were $3.76 compared to $5.99 in 2022 and adjusted diluted earnings per share were $5.86 compared to $6.75 in 2022.

Outlook
“Looking ahead to 2024, our focus will be on cash generation and continuous operational improvement. The Company has established a manufacturing platform which will allow us to service existing and additional market demand with significantly reduced levels of capital investment. The Company expects capital expenditures of no more than $500 million in each of 2024 and 2025, with the resulting increased cash flow being used to further reduce net leverage and return capital to shareholders.”, stated Mr. Donahue.

The Company currently estimates full year 2024 adjusted diluted earnings per share to be in the range of $5.80 to $6.20 compared to $5.86 in 2023 reflecting demand softness in the Company’s beverage can making equipment and North American aerosol businesses, and a consumer that remains under pressure in most markets. We expect a tax rate of approximately 25% and cash provided by operating activities of approximately $1.23 billion.

First quarter adjusted diluted earnings per share is expected to be in the range of $0.90 to $1.00.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
this release. Reconciliations of estimated adjusted diluted earnings per share for the first quarter and full year of 2024 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, February 6, 2024 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 13, 2024. The telephone numbers for the replay are 203-369-0184 or toll free 866-361-4936.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2024, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines; and the Company’s ability to decrease capital expenditures and increase cash flow and to further reduce net leverage, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2022 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$2,858	$3,012	$12,010	$12,943

Cost of products sold	2,245	2,509	9,546	10,643
Depreciation and amortization	127	114	499	460
Selling and administrative expense	145	137	582	556
Restructuring and other	82	23	114	(52)
Income from operations (1)	259	229	1,269	1,336
Loss on debt extinguishment	1		1	11
Other pension and postretirement	11	(3)	49	(16)
Foreign exchange	10	4	41	16
Earnings before interest and taxes	237	228	1,178	1,325
Interest expense	113	90	436	284
Interest income	(19)	(6)	(53)	(15)
Income from operations before income taxes	143	144	795	1,056
Provision for income taxes	59	25	222	243
Equity earnings	(6)	3	14	42
Net income	78	122	587	855
Net income attributable to noncontrolling interests	46	33	137	128
Net income attributable to Crown Holdings	$32	$89	$450	$727

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.27	$0.75	$3.77	$6.01
Diluted	$0.27	$0.74	$3.76	$5.99

Weighted average common shares outstanding:
Basic	119,507,491	119,160,922	119,408,789	120,855,695
Diluted	119,743,953	119,498,979	119,666,669	121,376,604
Actual common shares outstanding	120,644,313	119,945,302	120,644,313	119,945,302

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Income from operations	$259	$229	$1,269	$1,336
Intangibles amortization	41	40	163	159
Restructuring and other	82	23	114	(52)
Segment income	$382	$292	$1,546	$1,443

Segment Information
During the fourth quarter, the Company recast its segment reporting to reclassify European corporate costs that were previously included in Corporate and other unallocated items into the European Beverage segment. The change was effective December 31, 2023, and segment results for prior periods have been recast to conform to the new presentation.

Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Americas Beverage	$1,299	$1,210	$5,147	$5,126
European Beverage	392	453	1,939	2,114
Asia Pacific	320	395	1,297	1,615
Transit Packaging	541	588	2,256	2,545
Other (1)	306	366	1,371	1,543
Total net sales	$2,858	$3,012	$12,010	$12,943

Segment Income

Americas Beverage	$255	$177	$876	$742
European Beverage (2)	18	7	199	123
Asia Pacific	47	29	154	172
Transit Packaging	75	71	331	281
Other (1)	17	34	117	240
Corporate and other unallocated items (2)	(30)	(26)	(131)	(115)
Total segment income	$382	$292	$1,546	$1,443

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

(2) See consolidated supplemental data for recast of quarterly segment income.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$32	$0.27	$89	$0.74	$450	$3.76	$727	$5.99
Intangibles amortization (1)	41	0.35	40	0.34	163	1.37	159	1.31
Restructuring and other (2)	82	0.69	23	0.19	114	0.95	(52)	(0.43)
Loss on debt extinguishment (3)	1				1		11	0.09
Other pension and postretirement (4)					6	0.05	1
Income taxes (5)	(7)	(0.07)	(14)	(0.12)	(40)	(0.33)	(34)	(0.28)
Equity earnings (6)	3	0.03	2	0.02	10	0.09	8	0.07
Noncontrolling interests (7)	(3)	(0.03)			(3)	(0.03)
Adjusted net income/diluted earnings per share	$149	$1.24	$140	$1.17	$701	$5.86	$820	$6.75

Effective tax rate as reported	41.3%		17.4%		27.9%		23.0%

Adjusted effective tax rate	24.7%		18.8%		24.3%		23.6%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the fourth quarter and full year of 2023, the Company recorded charges of $41 million ($31 million net of tax) and $163 million ($123 million net of tax) for intangibles amortization arising from prior acquisitions. In the fourth quarter and full year of 2022, the Company recorded charges of $40 million ($30 million net of tax) and $159 million ($122 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the fourth quarter and full year of 2023, the Company recorded net restructuring and other charges of $82 million ($67 million net of tax) and $114 million ($96 million net of tax). For the full year, these charges primarily relate to asset impairments of $72 million and severance and other exit costs associated with plant closures in Americas Beverage, Asia Pacific and the Other segment. In the fourth quarter and full year of 2022, the Company recorded net restructuring and other charges of $23 million ($18 million net of tax) and net restructuring and other gains of $52 million ($55 million net of tax) primarily related to a gain of $113 million ($102 million net of tax) for the sale of the Transit Packaging segment's Kiwiplan business, partially offset by a restructuring charge of $29 million ($22 million net of tax) related to an overhead cost reduction program in the Transit Packaging segment.
(3)For the full year of 2022, the Company recorded a loss on debt extinguishment of $11 million ($10 million net of tax) for the early redemption of senior notes due 2023 and the refinancing of its revolving credit facility and term loans.

(4)For the full year of 2023, the Company recorded a one-time termination charge of $6 million ($5 million net of tax) related to business reorganization activities in Europe.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
(5)The Company recorded income tax benefits of $7 million and $40 million in the fourth quarter and full year of 2023 and $14 million and $34 million in the fourth quarter and full year of 2022 related to tax matters, including tax law changes, tax settlements and audits and the items described above.

(6)In the fourth quarters and full year of 2023 and 2022, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

(7)In the fourth quarter and full year of 2023, the Company recorded noncontrolling interest benefits related to the items described above.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
December 31,	2023	2022
Assets
Current assets
Cash and cash equivalents	$1,310	$550
Receivables, net	1,719	1,843
Inventories	1,613	2,014
Prepaid expenses and other current assets	191	252
Total current assets	4,833	4,659

Goodwill and intangible assets, net	4,375	4,309
Property, plant and equipment, net	5,062	4,540
Other non-current assets	767	793
Total assets	$15,037	$14,301

Liabilities and equity
Current liabilities
Short-term debt	$16	$76
Current maturities of long-term debt	759	109
Accounts payable and accrued liabilities	3,426	3,747
Total current liabilities	4,201	3,932

Long-term debt, excluding current maturities	6,699	6,792
Other non-current liabilities	1,273	1,290

Noncontrolling interests	454	438
Crown Holdings shareholders' equity	2,410	1,849
Total equity	2,864	2,287
Total liabilities and equity	$15,037	$14,301

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year ended December 31,	2023	2022

Cash flows from operating activities
Net income	$587	$855
Depreciation and amortization	499	460
Restructuring and other	114	(52)
Pension and postretirement expense	70	12
Pension contributions	(19)	53
Stock-based compensation	31	29
Working capital changes and other	171	(554)
Net cash provided by operating activities	1,453	803

Cash flows from investing activities
Capital expenditures	(793)	(839)
Acquisition and divestitures, net	(109)	166
Equity method investment distribution	68	7
Other	30	24
Net cash used for investing activities	(804)	(642)

Cash flows from financing activities
Net change in debt	370	914
Dividends paid to shareholders	(115)	(106)
Common stock repurchased	(12)	(722)
Dividends paid to noncontrolling interests	(126)	(100)
Other, net	(1)	(11)
Net cash provided by\(used for) financing activities	116	(25)

Effect of exchange rate changes on cash and cash equivalents	(4)	(90)

Net change in cash and cash equivalents	761	46
Cash and cash equivalents at January 1	639	593

Cash, cash equivalents and restricted cash at December 31 (1)	$1,400	$639

(1)Cash and cash equivalents include $90 million and $89 million of restricted cash at December 31, 2023 and 2022.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three months and year ended December 31, 2023 and 2022 follows.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$621	$669	$1,453	$803
U.K. pension settlement (2)		(8)	(1)	(77)
Interest included in investing activities (3)			25	26
Capital expenditures	(179)	(232)	(793)	(839)
Insurance receivable (4)		(17)	(23)	23
Adjusted free cash flow	$442	$412	$661	$(64)

(2)In September 2021, the Company made a contribution of £196 million to its U.K. defined pension plan in advance of a full settlement of the plan’s obligations in November 2021. The Company has been repaid £103 million of the contribution as of December 31, 2023 and expects to receive another £24 million in future years.

(3)Interest benefit of cross currency swaps included in investing activities.

(4)Insurance proceeds received in 2023 related to the December 2021 tornado at the Bowling Green plant.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Segment Income - Recast

	Three Months Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	Year Ended 2023
Americas Beverage	$178	$211	$232	$255	$876
European Beverage (1)	39	69	73	18	199
Asia Pacific	36	38	33	47	154
Transit Packaging	78	89	89	75	331
Other	27	36	37	17	117
Corporate and unallocated items (1)	(38)	(29)	(34)	(30)	(131)
Total segment income	$320	$414	$430	$382	$1,546

	Three Months Ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	Year Ended 2022
Americas Beverage	$164	$216	$185	$177	$742
European Beverage (1)	48	51	17	7	123
Asia Pacific	53	55	35	29	172
Transit Packaging	61	74	75	71	281
Other	94	62	50	34	240
Corporate and unallocated items (1)	(37)	(26)	(26)	(26)	(115)
Total segment income	$383	$432	$336	$292	$1,443

(1) During the fourth quarter, the Company recast its segment reporting to reclassify European corporate costs that were previously included in Corporate and other unallocated items into the European Beverage segment. The change was effective December 31, 2023, and segment results for prior periods have been recast to conform to the new presentation.

Property, Plant and Equipment

The Company periodically reviews the useful lives of property, plant and equipment based on the Company's experience with the duration over which equipment and buildings of its aluminum beverage can business can be utilized. The Company recently engaged a third-party appraiser to assist in this review and, upon completion, the Company expects the change in estimated useful lives to result in a net reduction of depreciation expense of approximately $12 million per quarter for 2024, beginning with the quarter ending March 31, 2024, as compared to the amount of depreciation expense that would have been recognized by utilizing the prior depreciable lives.

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Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended December 31, 2023		Year Ended December 31, 2023
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$15		$56	$4
European Beverage	15	1	24	3
Asia Pacific	1		(8)
Transit Packaging	9	2	2	4
Other	2	(1)	3	(4)
	$42	$2	$77	$7

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	2023	2022
Income from operations	$1,269	$1,336
Add:
Intangibles amortization	163	159
Restructuring and other	114	(52)
Segment income	1,546	1,443
Depreciation	336	301
Adjusted EBITDA	$1,882	$1,744

Total debt	$7,474	$6,977
Less cash	1,310	550
Net debt	$6,164	$6,427

Adjusted net leverage ratio	3.3x	3.7x